Exhibit 10(b)
Interim Services Agreement
April 23, 2010
Mr. Michael L. Asmussen
President & CEO
Clean Diesel Technologies
10 Middle Street
Suite 1100
Bridgeport, CT 06604
Dear Michael:
SFN Professional Services LLC d/b/a Tatum (“Tatum,” “we,” “us” or “our”) is pleased that Clean Diesel Technologies (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule. Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties. In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.
Engagement. The Tatum Resource will be one of Tatum’s professionals, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource. You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services. Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.
Fees and Expenses. You will pay us the fees set forth on the applicable Schedule. In addition to our standard professional service fees, we will charge an administrative of $500.00 to cover otherwise unbilled items difficult to estimate such as telephone charges, computer use, in-house copying, facsimiles, and other internal services. In addition, you will reimburse Tatum directly for all ordinary and necessary travel and out-of-pocket expenses incurred by Tatum or the Tatum Resource in connection with this agreement (including any Schedules); provided, however, that any such expenditure involving travel in excess of $1,000 per trip shall be pre-approved by the Company to the extent not authorized in a Schedule to this agreement
Payment Terms. Payments to Tatum should be made within 10 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.
Bank Name and Address: Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054
Beneficiary: Tatum
Beneficiary Account Number:
ABA Transit/Routing Number:
Please reference Company name in the body of the payment.
Effective Date and Termination. This agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this agreement as indicated on the signature page. In the event that a party commits a breach of this agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.
Hiring the Tatum Resource Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Resource, or engages such Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary, incentive, signing and other bonuses, equity compensation, and any other compensation that may be earned by the Tatum Resource during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid. The placement fee shall be due upon the commencement of the Tatum Resource’s employment or engagement with the Company (or its subsidiary or affiliate).
Warranties and Disclaimers. We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations. The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.
Limitation of Liability; Indemnity.
     (a) Tatum’s liability in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the previous two months’ of the agreement with respect to the Tatum Resource from whom the liability arises. In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against us within three months after discovery or 60 days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

     (b) You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you, other than losses, costs, damages and expenses arising out of our or the Tatum Resource’s gross negligence or willful misconduct.
     (c) We agree to indemnify you to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding by the Tatum Resource against the Company for monies or property in the nature of compensation or with respect to any Company benefit plan or with respect to any issue relating to employment tax withholding, but only to the extent such cause of action, suit or other proceeding is for the time frame the Tatum Resource was providing services to the Company under this agreement.
Insurance.
     If the Tatum Resource is serving as an officer or executive of the Company, the Company will provide Tatum or the Tatum Resource with written evidence that the Company maintains directors’ and officers’ insurance covering the Tatum Resource in an amount reasonably acceptable to the Tatum at no additional cost to the Tatum Resource, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Resource for such five year time period.
Governing Law, Arbitration and Witness Fees.
     (a) This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.
     (b) If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the New York, New York office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this agreement through any court of competent jurisdiction.
     (c) In the event any professional of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the reasonable fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.
Miscellaneous.
     (a) This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this agreement will be valid unless in writing and signed by both parties.
     (b) If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
     (c) Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.
     (d) Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
     (e) You may not assign your rights or obligations under this agreement without the express written consent of Tatum, which consent shall not unreasonably be withheld, delayed or conditioned. Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.
     (f) The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.
     (g) You agree to reimburse Tatum for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any monies due under this agreement.
     (h) You agree to allow us to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion.
We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

SFN Professional Services LLC d/b/a Tatum

/s/ Robert B. Harman
Robert B. Harman
Managing Partner

Accepted and agreed:

Clean Diesel Technologies

By:	/s/ C.W. Grinnell		By:	/s/ Michael L. Asmussen

	Name:	Charles W. Grinnell		By:	Michael L. Asmussen
	Title:	Vice President		Title:	President & CEO
	Date:	4/23/10		Date:	4/23/10

Schedule 1 to Interim Services Agreement
     This Schedule is entered into in connection with that certain Interim Services Agreement, dated April 22, 2010 (the “Agreement”), by and between SFN Professional Services LLC d/b/a Tatum (“Tatum,” “we,” “us” or “our”) and Clean Diesel Technologies (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.
Tatum Resource Name: John (Jack) Wynne
Service Description or Position: Vice President, Treasurer and Interim CFO of the Company and shall act for the Company as its Principal Financial and Accounting Officer and in that capacity will execute all certifications required by the Sarbarnes Oxley Act of 2002.”
Company Supervisor: CEO
Start Date: o/a April 26, 2010
Minimum Term: Three months
Termination:
     (a) During the minimum term set forth above, either party may terminate this Schedule by providing the other party a minimum of 30 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.
     (b) After the minimum term set forth above, either party may terminate this Schedule by providing the other party a minimum of 15 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 15 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.
     (c) Tatum may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum or any Tatum Resource to engage in or ignore any illegal or unethical activity; (ii) the Tatum Resource ceases to be a professional of Tatum for any reason; (iii) the Tatum Resource becomes disabled; or (iv) the Company fails to pay any amounts due to us under the Agreement when due. For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the Tatum Resource may be replaced by another Tatum professional.
     (d) Notwithstanding anything contained in the Agreement or this Schedule to the contrary, the Company may at anytime by action of its Board of Directors immediately and without notice terminate the appointment of the Tatum Resource and the Agreement and this Schedule for Cause as defined in that certain Personal Services Agreement, dated on or about the date hereof, between the Company and the Tatum Resource.
     (e) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees: You will pay to Tatum a fee of $35,000 a month for the Tatum Resource. The fees will be prorated for the first and final fee period based on the number of days in such period. The monthly fee includes allowance for holidays, personal and sick days, and vacation for the Tatum Resource consistent with the Company’s policy as it applies to similarly situated employees of the Company. In the event you terminate this Schedule prior to the expiration of the Minimum Term other than for the Tatum Resource’s material failure to perform the obligations of his or her position with the Company, provided the Tatum Resource fails to cure such breach within 10 days after receipt of written notice of such breach, you agree to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid.
In addition, you will pay Tatum a fee of $300.00 an hour for time incurred in connection with this Schedule by a member of Tatum’s leadership team for resource coordination, attending meetings with Company personnel, assisting the Tatum Resource with Company issues, and other matters requiring the assistance of Tatum leadership, when required, in the reasonable judgment of the Chief Executive Officer of the Company.
Billings: Tatum will bill for Services in advance of the provision of such Services as follows:
Upon Execution of this Schedule: $35,500 which is inclusive of the administrative fee. On the 1st and 15th day of each month: $17,750 which is inclusive of the administrative fee. If necessary, Tatum will true up advance billings with the next subsequent billing. Out-of-pocket expenses will be billed at actual cost.
In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

SFN Professional Services LLC d/b/a Tatum			Clean Diesel Technologies

By:	/s/ Robert B. Harman		By:	/s/ C. W. Grinnell

	Name:	Robert B. Harman		Name:	Charles W. Grinnell
	Title:	Managing Partner		Title:	Vice President
	Date:	4/23/10		Date:	4/23/10

			By:	/s/ Michael L. Asmussen

				Name:	Michael L. Asmussen
				Title:	President & CEO
				Date:	4/23/10

SCHEDULE 2 -PERSONAL SERVICES AGREEMENT
Clean Diesel Technologies, Inc. — John Wynne
     AGREEMENT made as of the date set forth below by and between John B. Wynne, of 79 Under Cliff Road, Trumbull CT 06611 (“Executive”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), having a place of business at Suite 1100, 10 Middle Street, Bridgeport, CT 06604.
     WHEREAS, the Company is entering into an Interim Services Agreement with SFN Professional Services LLC d/b/a Tatum (“Tatum”) for the provision to the Company of the services of Wynne described below;
     NOW THEREFORE, Wynne and the Company agree, as follows:
1. Interim Services Agreement: This Agreement is in all respects subject to that Interim Services Agreement dated as of April 19, 2010, including the Schedules attached thereto which is incorporated by reference herein (“Interim Agreement”). Defined terms in the Interim Agreement shall have the same meaning herein, except as otherwise provided. This Agreement shall terminate upon the termination of the Interim Agreement, except for the continuing obligations set out below.
2. Scope of Work; Title: Effective April 23, 2010, Executive shall act as Vice President, Treasurer and Interim Chief Financial Officer of the Company, having been elected such by the Board of Directors of the Company (“Board”) on April 19, 2010, subject to the execution and delivery of the Interim Agreement by Tatum and the Company. In such capacity, Executive shall on a full-time basis act as the Company’s principal financial and accounting officer and direct all of Executive’s efforts toward the duties assigned Executive by the Board and the Chief Executive Officer of the Company. “Full time” shall mean no outside business activities without the Company’s prior consent. Executive’s place of work shall be the Company’s corporate headquarters at the above address.
3. Compensation and Expenses: Executive’s compensation and reimbursable expenses are entirely provided for by Tatum which has furnished Executive’s services to the Company. The Company shall pay the fees and other amounts to Tatum as are provided in the Interim Agreement and no other amounts. Executive is not entitled to compensation or expense reimbursement directly from the Company and waives any claim to such compensation or reimbursement. Executive is not entitled to participate in and waives participation in any of the benefit and welfare plans of the Company. Executive shall make provision or shall cause Tatum to make provision for his own income and employment taxes as may be applicable and Company shall have no liability for withholding any such taxes
4. Termination of Appointment For Cause. Notwithstanding anything provided for in the Interim Agreement, the Company may at any time terminate this Agreement and the Interim Agreement and all Schedules thereto and the appointment of Executive as Vice President, Treasurer and CFO for Cause. “Cause” shall mean, as determined by the Board in its sole discretion, conviction of Executive under, or a plea of guilty by the Executive to, any charge which would constitute a felony under the laws of Connecticut, regardless of jurisdiction; any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of the amount involved; any instance of material disloyalty, insubordination, or disparagement of the Company to an outside party; or any instance of substance abuse of a controlled substance or, otherwise, a pattern of substance abuse which limits Executive’s performance of Executive’s duties.
5. Discoveries and Inventions: All patentable and unpatentable inventions, discoveries and ideas which are made or conceived or reduced to practice by

Executive during the term of Executive’s employment, and which are based upon or arise out of Executive’s services hereunder (“Developments”) are or shall become the Company’s property. Executive agrees to disclose promptly to the Company each such Development and, upon the Company’s request and at its expense, Executive will assist the Company, or its designee, in making application for Letters Patent, Trade or Service Marks or Copyrights in any country in the world. Executive further agrees, at no expense to Executive, to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent, Trademarks and Service Marks and Copyrights issued thereon. If for any reason Executive is unable to effectuate a full assignment of any such Development, Executive agrees to transfer to the Company, or its designee, Executive’s transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development. No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development except an instrument in writing assigned by an authorized official of the Company by which it specifically states it intends to be bound in such respect.
6. Proprietary Information: Executive will not at any time, either during the term of this Agreement or thereafter, disclose to others, or use for Executive’s own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or any of its subsidiaries or affiliates (collectively, “Proprietary Information”), which, by way of illustration, but not limitation, includes devices, structures, machines, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, licenses and information concerning prices, costs, Executives, customers and suppliers. Executive’s undertakings and obligations under this Paragraph 7 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Executive or (b) is generally disclosed to third parties by the Company or any of its subsidiaries or affiliates without restriction on such third parties. Upon termination of this Agreement or at any other time upon request, Executive will promptly deliver to the Company all keys, notes, memoranda, notebooks, computers, computer disks or drives, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents (and all copies or reproductions of such materials) in Executive’s possession or under Executive’s control, whether prepared by him or others, which contain Proprietary Information. Executive acknowledges that this material is the sole property of the Company or a subsidiary or an affiliate of the Company.
7. Continuing Obligations: The Executive’s covenants set forth above in Sections 5 and 6 shall continue according to their terms following the termination of this Agreement. Termination of Executive’s employment for any reason shall constitute termination of this Agreement.
8. Governing Law; Waiver of Trial by Jury; Equitable Remedies. This Agreement, the interpretation hereof and the resolution of any and all disputes directly between the Company and Executive shall be governed by and interpreted under Connecticut law and shall be determined in arbitration as provided by the Interim Agreement but in Bridgeport Connecticut. In the event of any judicial proceeding in any jurisdiction the parties waive trial by jury. The parties further agree that any violations of Executive’s covenants set forth in Sections 5 and 6 above may cause irreparable harm to the Company which harm is not capable of accurate determination and for which the remedy of damages may be insufficient. Accordingly, in any proceeding to enforce the Company’s rights under such Sections 5 and 6 the Company may seek, in addition to damages, equitable remedies such as injunctions, temporary injunctions and restraining orders and the parties hereby waive any requirement of bond in any such proceeding or in any appeal therefrom.
     13. Notices. All notices hereunder shall be in writing and shall be deemed effective upon receipt, if hand delivered, or if sent by facsimile and acknowledged electronically, or by courier and receipted on delivery. Notices by mail shall be deemed received on receipt, if sent first class or priority mail postage prepaid return receipt requested and the sender shall have the signed receipt. Otherwise notices shall be deemed effective five (5) days after transmission. In each case notices shall be transmitted to the address first given above or such other address as may be given by notice as provided herein.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	CLEAN DIESEL TECHNOLOGIES, INC.
/s/ Michael L. Asmussen
Name: John Wynne	Name:	Michael L. Asmussen
President & CEO
Date: April 23, 2010	Date:	April 26, 2010

/s/ C.W. Grinnell
	Name:	Charles W. Grinnell
Vice President and Secretary
	Date:	April 26, 2010